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                                                                   EXHIBIT 10.23

                        [WEBVAN GROUP, INC. LETTERHEAD]

October 2, 1999



Bob Swan
17441 Hawksview Lane
Chagrin Falls, Ohio  44023


Dear Bob:

We are very pleased to extend you an offer to serve as a Vice President of Finance for Webvan Group.

We at Webvan Group believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this internet commerce company.

This letter serves as an offer of employment to you from Webvan Group. The terms of the offer supersede all prior oral and written communications between you and Webvan Group or any representative thereof. Please sign this offer letter and hand deliver or return by FAX (650-524-2933).

Position

Your job title will be Vice President of Finance.

Effective Date

Your first date to report to work at Webvan Group, 1241 E. Hillsdale Blvd., Suite 210, Foster City, CA 94404, will be October 4, 1999.

Duties

You will report to Kevin Czinger, SVP of Corporate Operations & Finance. Your primary responsibility will be to lead the development of financial procedures and manage financial operations for Webvan Group, along with all other duties as assigned.

Salary

Your salary shall be $25,000.00 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed each January on an annual basis in accordance with review procedures established by the Webvan Group Associate Handbook.

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In addition, you will receive a "sign-on" bonus of $450,000.00. In the event that your employment with Webvan Group is terminated voluntarily, by you, or by Webvan Group for cause, prior to April 4, 2000, you agree to reimburse Webvan Group for the full amount of this "sign-on" bonus ($450,000.00).

Incentive Plan

You shall be granted a stock option (the "Option") to purchase 812,500 shares of Webvan Group's common stock at the fair market value, which will be determined by the Board of Directors on your date of grant. This Option will be an incentive stock option to the extent permitted under the IRS rules and a nonstatutory stock option as to any remaining shares. The Option shall vest as to 62,500 shares subject to the Option on the date your employment commences and as to the remainder of the shares subject to the Option at the rate of eight and one-third percent of the shares subject to Option each three months beginning after twelve months from the date your employment commences, so that 100% of the Option shall be vested after four years, subject to your continued full-time employment with the Company as of each vesting date; provided, however, that with respect to the 62,500 shares that vest on the date your employment commences, the Option (and any shares purchased prior to such date by you) shall be forfeited in the event that your employment with Webvan Group is terminated voluntarily, by you, or for cause, prior to April 4, 2000, as follows: (1) the Option to the extent not then exercised, shall terminate as of the date of termination of your employment and (2) any shares purchased by you, which shall be subject to restrictions on sale by you prior to April 4, 2000 (unless your employment is terminated prior to such date other than voluntarily by you or with cause) shall be subject to the Company's right to repurchase such shares at the price paid therefor by you. Except as specified herein, the Option is in all respects subject to the terms and conditions of the 1997 Stock Plan (the "Stock Plan") and standard form of option agreement (the "Option Agreement").

You shall also be granted an additional stock option (the "Additional Option") to purchase an additional 187,500 shares of Webvan Group's common stock at $3.33 per share. This Option will be a nonstatutory stock option. The Option shall vest on the date your employment commences; provided, however, that the Option (and any shares purchased prior to such date by you) shall be forfeited in the event that your employment with Webvan Group is terminated voluntarily, by you, or for cause, prior to April 4, 2000, as follows: (1) the Option to the extent not then exercised, shall terminate as of the date of termination of your employment and (2) any shares purchased by you, which shall be subject to restrictions on sale by you prior to April 4, 2000 (unless your employment is terminated prior to such date other than voluntarily by you or with cause) shall be subject to the Company's right to repurchase such shares at the price paid therefor by you. Except as specified herein, the Additional Option is in all respects subject to the terms and conditions of the 1999 Nonstatutory Stock Option Plan (the "NSO Plan") and standard form of option agreement (the "Option Agreement")

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thereunder.

In addition, in the event you are terminated by Webvan other than for cause, your right to exercise each of the Option and the Additional Option to the extent set forth in this offer letter shall expire on the expiration date set forth in the Option and the Additional Option on the date of grant.

Benefits

You will receive the standard benefits for full-time Associates at Webvan Group. These standard benefits are listed and explained in the Webvan Group Associate Handbook, administered via TriNet Employer Group. A copy of the policies and benefits section of the handbook will be provided for your information.

In addition, Webvan Group makes available a 401(k) plan to all employees at the beginning of the month following Employee's date of hire. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. The company will match 100% of the first $500 and 25% thereafter up to a maximum Employer match of $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.

Non-Discrimination

Webvan Group is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.

Proprietary Information

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.

Outside Work

All Webvan Group Associates are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time Associates are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

At-Will Employment

The relationship between you and Webvan Group will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the Webvan Group Associate Handbook, any Webvan

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Group document, or any verbal statements made to you by representatives of
Webvan Group. Consequently, the employment relationship between you and Webvan Group can be terminated at will, either by you or Webvan Group, with or without cause or advance notice.

In the event that your employment with Webvan Group is terminated by Webvan Group without cause, Webvan Group agrees that (a) you will receive six months salary and benefits as severance and (b) the portion of each of the Option and the Additional Option which is unvested on the effective date of your termination shall vest and become exercisable to the extent each would have been exercisable had you remained employed for a period of six (6) months following the effective date of such termination. In addition to this six month severance package, you will continue to receive full salary and benefits (but not additional vesting of either the Option or the Additional Option) for a period of up to another six (6) months or, if earlier, until subsequent employment is obtained.

"Cause" as used in this offer letter shall mean (i) your engaging in conduct that constitutes wilful gross neglect of or gross misconduct in carrying out your duties hereunder (other than a failure to perform your duties resulting from your incapacity due to mental or physical illness), unless you reasonably believed in good faith that such action or inaction was in the best interests of Webvan Group, (ii) any act of fraud, embezzlement or dishonesty, or any other act or acts on your part constituting a felony under the laws of the United States or any state thereof, (iii) the unauthorized use or disclosure of confidential information or trade secrets of Webvan Group or any other intentional misconduct that adversely affects the business or affairs of Webvan Group in a material manner, or (iv) your use of narcotics, liquor or illicit drugs which, as determined by Webvan Group's Board of directors, has a detrimental effect on your ability to perform your employment responsibilities.

Personnel Policies

Webvan Group has an Associate Handbook. The policies in the Associate Handbook govern the relationship between Webvan Group and its Associates. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.

This offer is contingent on compliance with the Immigration Reform and Control Act of 1986, which requires the company to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification form I-9, with instructions, as required by such act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

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We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/  Kevin R. Czinger
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Kevin Czinger
SVP, Corporate Operations & Finance





I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.



Accepted: /s/ Robert H. Swan                         Date:
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